UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Community Health Systems, Inc.
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May 8, 2012

Re:	Community Health Systems, Inc.
2012 Annual Meeting of Stockholders — May 15, 2012
Proposal 2 – Advisory Vote on Executive Compensation

To Our Stockholders:

At the Company’s Annual Meeting on May 15, 2012, stockholders will be asked to cast an advisory vote on the compensation of our named executive officers (Proposal 2). The Company’s Board of Directors has recommended that you vote FOR the approval of this say on pay proposal. We ask that you focus on three key factors:

•	Our stock price has risen almost 45% from December 31, 2011 to May 1, 2012
•	At our 2011 Annual Meeting, our management’s say on pay proposal received an 87.1% approval percentage
•	Notwithstanding that strong support, our Compensation Committee made changes to named executive officer compensation to achieve better pay-performance alignment and reduce total compensation

Both Glass, Lewis & Co. and Institutional Shareholder Services have recommended a vote against the say on pay proposal. In weighing these recommendations in making your voting decision, we believe that you should consider more current information and other factors and conclude that the executive pay practices at Community Health Systems are appropriately aligned with stockholder interests and vote FOR the approval of this proposal.

We ask that you consider the following information:

Total-Shareholder-Return Should Be Evaluated at Multiple Dates and Considered with Other Financial and Operating Metrics – In evaluating stock price, please note that our stock price has improved from the end of 2011 – at May 1st, our stock price was up almost 45% over the December 31, 2011 benchmark. Our first quarter 2012 performance was very strong, showing growth in adjusted admissions, revenue, and EPS.

Many factors outside the control of a company can lead to depressed or inflated stock prices; in the case of the Company and the hospital industry, we believe speculation by investors in 2011 on: the outcome of the Tenet acquisition, the overhang from the Tenet lawsuit and government investigations, and concerns about government healthcare program spending in the wake of the debt ceiling crisis, may have had more to do with the Company’s (and the other hospital companies’) stock price performance than did the performance by management. The Company’s named executive officers are very focused on the long-term value of the Company – the named executive officers own, in the aggregate, 5.4% of the stock of the Company, much of it acquired over their respectively long tenures with the Company. They have incurred the loss in value in the same fashion as other stockholders, except that they are bound by strict trading rules and blackout periods, prohibitions on hedging transactions, and are subject to minimum stock ownership requirements.

We believe that stockholders should also consider other fundamentals in addition to point-in-time stock prices (from page 23 of our Proxy Statement):

•	Since 2009, our net revenue from continuing operations has grown 7.7% on a compound annual growth rate basis.
•	Since 2009, our earnings before interest, income taxes, depreciation and amortization, (“EBITDA”) has grown 5.4% on a compound annual growth rate basis.
•	Since 2009, our continuing operations earnings per share (“EPS”) (diluted) has grown 12.3% on a compound annual growth rate basis.

The Timing of Voting Recommendations Falls Outside the Cycle of Executive Compensation Decision-Making – Compensation Committees must work prospectively in designing and awarding compensation programs to reward and retain executive talent. The “pay practices” that are being evaluated in May of 2012 reflect decisions made at the end of 2010 and the beginning of 2011 – in this case, following three years of very strong financial performance and total shareholder return and with the expectation that 2011 would bring about the merger of the Company with Tenet Healthcare. We believe the events of April 2011 (the Tenet lawsuit and the accelerant it provided to an early-stage government investigation) could not have been anticipated by the Compensation Committee or executive management when the 2011 compensation decisions were made. The reality is that the 2011 compensation decisions were virtually identical to the compensation decisions made for 2010 – only modest base salary increases, the same short-term incentive compensation plan, and the same level of long-term stock awards with the same performance thresholds – substantially the same “pay practices” that received an 87.1% approval percentage from stockholders at the 2011 Annual Meeting.

Post-Period Changes Should Receive Greater Attention in Evaluating Pay Practices – The Compensation Committee’s changes made in early 2012 with respect to both 2011 compensation and 2012 compensation should be given greater weight in making your voting decision. As stated at page 23 of our Proxy Statement, the Compensation Committee moved swiftly to address the 2011 pay-performance misalignment:

The Compensation Committee has taken the following actions in 2012 related to executive compensation:

•

Withheld a significant portion of the non-financial component of the 2011 cash incentive compensation awards for each of the Chief Executive Officer, the Chief Financial Officer, and the other Named Executive Officers

•	Gave no base salary increases and no increases in target cash incentive compensation awards
•	Added total shareholder return (“TSR”) as a metric to the non-financial component of the target cash incentive award plans in 2012 for each Named Executive Officer
•	Substantially reduced the equity awards in February 2012 for each of the Named Executive Officers as compared to the awards made in previous years:
•	Performance-based restricted stock awards were reduced by 50% to each such officer
•	Stock option awards (which had already been reduced in prior years) were further reduced by 20%

Consistent with our historic philosophy of pay for performance, the Compensation Committee and the other members of the Board of Directors (including members of management) will continue to seek to ensure that executive compensation is properly aligned with stockholder return. We believe the steps above are strongly supportive of this philosophy.

Current Decision-Making Should be the Focus of Advisory Vote Decision-Making – Past practices that have long since been discontinued, including multiple years of service credit under the SERP (discontinued in 2008) and tax gross-ups in change-in-control severance agreements (practices adjusted in 2010 to satisfy ISS concerns) should not be considered in deciding whether to support current pay practices.

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We believe that companies like Community Health Systems, Inc., who react as rapidly as possible to changing industry trends and circumstances and evolving voting criteria should receive stockholder support for their pay practices.

We urge that you vote FOR Proposal 2 – advisory vote to approve the compensation of the named executive officers of the Company.

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